Exhibit 8.3

25 October 2022

Matter No.: 828121

Doc Ref: 107681884

(852) 2842 9595

Felicity.Lee@conyers.com

Prestige Wealth Inc.

Suite 5102, 51/F

Cheung Kong Center

2 Queen’s Road Central

Hong Kong

Dear Sirs

Re:	PRESTIGE ASSET INTERNATIONAL INC.

PRESTIGE PRIVATE WEALTH MANAGEMENT LIMITED (together, the “Companies”)

We have acted as special British Virgin Islands legal counsel to Prestige Wealth Inc. (the “Issuer”) in connection with a registration statement on form F-1 of the Issuer to be filed with the U.S. Securities and Exchange Commission (the “Commission”) on or about the date hereof (the “Registration Statement”, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) relating to the registration under the U.S. Securities Act of 1933, as amended, (the “Securities Act”) of up to 2,500,000 ordinary shares, par value US$0.000625 each (the “Ordinary Shares”) of the Issuer and certain warrants (“Warrants”, together with the Ordinary Shares, the “Securities”) to purchase the ordinary shares of the Issuer of par value US$0.000625 each of the Issuer.

1.	DOCUMENTS REVIEWED

For the purposes of giving this opinion, we have examined and relied upon copies of the following documents:

1.1	a copy of the Registration Statement; and

1.2	a draft of the prospectus (the “Prospectus”) contained in the Registration Statement which is in substantially final form.

We have also reviewed and relied upon:

1.3	the memorandum of association and articles of association of each of the Companies, as obtained from the Registrar of Corporate Affairs at 3:00 p.m. on 21 October 2022; and

1.4	such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.

2.	ASSUMPTIONS

We have assumed:

2.1	the genuineness and authenticity of all signatures, stamps and seals and the conformity to the originals of all copies of documents (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken;

2.2	the accuracy and completeness of all factual representations made in the Prospectus and Registration Statement reviewed by us;

2.3	the validity and binding effect under the laws of the United States of America of the Registration Statement and the Prospectus and that the Registration Statement will be duly filed with or declared effective by the Commission; and

2.4	that the Prospectus, when published, will be in substantially the same form as that examined by us for purposes of this opinion.

3.	QUALIFICATIONS

3.1	We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than the British Virgin Islands. This opinion is to be governed by and construed in accordance with the laws of the British Virgin Islands and is limited to and is given on the basis of the current law and practice in the British Virgin Islands.

4.	OPINION

On the basis of and subject to the foregoing, we are of the opinion that the statements under the caption “Taxation – British Virgin Islands Taxation” in the Prospectus forming part of the Registration Statement, to the extent that they constitute statements of British Virgin Islands law, constitute our opinion.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the reference of our name in the Prospectus forming part of the Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

Yours faithfully

/s/ Conyers Dill & Pearman

Conyers Dill & Pearman

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